Exhibit 10.1

HOME BANCORP, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of May, 2019, between Home Bancorp, Inc. (the “Corporation” or the “Employer”), a Louisiana corporation which is the parent holding company of Home Bank, N.A. (the “Bank”), and John W. Bordelon (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of the Corporation, and the Executive and the Corporation have previously entered into an amended and restated employment agreement dated March 28, 2011, as amended (the “Prior Agreement”);

WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of the Bank, a federally chartered savings bank;

WHEREAS, the Board of Directors of the Corporation (the “Corporation Board”) has reviewed the Executive’s performance and has determined that it is in the Corporation’s best interests to extend the term of the Corporation’s employment agreement with the Executive;

WHEREAS, the Corporation desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement;

WHEREAS, the Corporation desires to amend and restate the Prior Agreement in order to make certain changes;

WHEREAS, the Executive is willing to serve the Corporation on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is concurrently entering into a separate amended and restated employment agreement with the Bank (the “Bank Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Corporation and the Executive hereby agree as follows:

1.       Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)       Annual Compensation. The Executive’s “Annual Compensation” for purposes of determining severance payable under this Agreement shall be deemed to mean the sum of (i) the annual rate of Base Salary as of the Date of Termination, and (ii) any Incentive Compensation or other cash bonus, if any, earned by the Executive for the calendar year immediately preceding the year in which the Date of Termination occurs.

(b)       Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)       Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of, as determined by Corporation Board acting in good faith:

(i)       any act by Executive of fraud against, material misappropriation from, or material dishonesty to the Corporation;

(ii)       conduct by Executive that amounts to willful misconduct, gross and willful insubordination, or gross neglect in the performance of Executive’s duties and responsibilities hereunder;

(iii)      Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to, a crime involving breach of trust or moral turpitude or any felony;

(iv)      receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Corporation intends to institute any form of formal or informal regulatory action against Executive;

(v)      Executive’s removal and/or permanent prohibition from participating in the conduct of the Corporation’s affairs by an order issued under 12 U.S.C. Section 1818(e) or (g);

(vi)      the exhibition of a standard of behavior within the scope of or related to his employment that is materially disruptive to the orderly conduct of the Corporation’s business operations (including, without limitation, substance abuse or sexual harassment or sexual misconduct that violates federal or state law); or

(vii)     a material breach of the terms of this Agreement by Executive not cured by Executive within thirty (30) days of the date the Executive received the Notice of Termination, and, in the event Executive does not cure any such condition, the Corporation terminates his employment within thirty (30) days after the period for curing the condition has expired. If the Executive remedies the condition within such thirty (30) day cure period, then no Cause shall be deemed to exist with respect to such condition; provided, that the Executive shall not have the opportunity to cure if the breach is not susceptible to being cured or such an opportunity would otherwise conflict with applicable federal or state regulatory requirements;

provided, that the nature of any act, conduct, behavior, breach or other circumstances constituting Cause shall be set forth with reasonable particularity in a written notice to the Executive that states the facts upon which the Corporation Board made such determination.

(d)       Change in Control. “Change in Control” shall mean a “change in the ownership of the corporation,” a “change in the effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Treasury Regulation 1.409A-3(i)(5). For purposes of the preceding sentence, “the corporation” refers to the Corporation or the Bank. Notwithstanding the foregoing, the following shall not be deemed to result in a Change in Control: (i) any acquisition by any employee benefit plan (or related trust), including but not limited to, an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, sponsored or maintained by the Employer or any corporation controlled by the Employer; or (ii) any merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Employer before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Employer (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Employer (or other surviving company).

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(e)       Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)       Competitive Business. “Competitive Business” shall mean an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during Executive’s employment with the Bank.

(g)       Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(h)       Effective Date. The Effective Date of this Agreement shall mean the date first written above.

(i)       Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(j)       Good Reason. “Good Reason” means the occurrence of any of the following conditions:

(i)       any material breach of this Agreement by the Corporation, including without limitation any of the following: (A) a material diminution in the Executive’s Base Salary, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Corporation instead of reporting directly to the Corporation Board, or

(ii)       any involuntary material change in the geographic location at which the Executive must perform his services under this Agreement for a period of more than 90 days;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Corporation shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation received the written notice from the Executive. If the Corporation remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Corporation does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

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(k)       Notice of Termination. Any purported termination of the Executive’s employment by the Corporation for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be effective immediately if the Corporation terminates the Executive’s employment for Cause, and (iv) is given in the manner specified in Section 13 hereof.

(l)       Territory. “Territory” shall mean, to the extent the Bank carries on business therein, (i) Acadia, Calcasieu, East Baton Rouge, Jeff Davis, Jefferson, Lafayette, Orleans, St. Martin and St. Tammany Parishes, Louisiana, (ii) Adams and Warren Counties, Mississippi, and (iii) in the event that the Bank expands the geographic reach of its business to other parishes or counties, the definition of Territory shall expand to include such additional parishes or counties. In any such case, the Executive agrees to execute and deliver an amendment hereto adding the additional parishes or counties, upon payment to the Executive by the Corporation of the sum of one hundred dollars ($100).

2.       Term of Employment and Duties.

(a)       The Corporation hereby employs the Executive as the President and Chief Executive Officer of the Corporation, and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement. The terms and conditions of this Agreement shall be and remain in effect during the period beginning on the Effective Date of this Agreement and ending on the third anniversary of the Effective Date plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

(b)       At least thirty (30) days prior to the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter (the “Renewal Date”), the Corporation Board shall consider and review (after taking into account all relevant factors, including the Executive’s performance hereunder) whether it is in the best interests of the Corporation to extend the term of this Agreement. If the Corporation Board determines that an extension of the term of this Agreement is in the best interests of the Corporation, then the Corporation Board may approve a one-year extension of the term of this Agreement effective as of the Renewal Date, in which case the term of this Agreement shall be extended for one additional year, unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such Renewal Date. The Corporation Board agrees to inform the Executive not less than thirty (30) days prior to any such Renewal Date as to whether or not the Corporation Board elected to extend the term of this Agreement. If the Agreement is not extended as of any Renewal Date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

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(c)       Nothing in this Agreement shall be deemed to prohibit the Corporation at any time from terminating the Executive’s employment as President and Chief Executive Officer during the Employment Period for any reason, provided that the relative rights and obligations of the Corporation and the Executive in the event of any such termination shall be determined under this Agreement.

(d)       During the term of this Agreement, the Executive shall manage the operations of the Corporation and oversee the officers that report to him. The Executive shall also oversee the implementation of the policies adopted by the Corporation Board and shall report directly to the Corporation Board. In addition, the Executive shall perform such executive services for the Corporation as may be consistent with his titles and from time to time assigned to him by the Corporation Board.

3.       Compensation and Benefits.

(a)       The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary per year that is no less than the amount paid to Executive as of the Effective Date of this Agreement (“Base Salary”), which amount may be increased from time to time in such amounts as may be determined by the Corporation Board and may not be decreased without the Executive’s express written consent. The Executive and the Corporation acknowledge that a portion of the Base Salary may be paid by the Bank pursuant to the terms of the Bank Agreement for services rendered to the Bank by the Executive pursuant to his service as President and Chief Executive Officer thereof, and the Executive and the Corporation further acknowledge and agree that the combined Base Salary paid to the Executive each year by the Bank and the Corporation shall be the amount set forth above, as increased from time to time by the Corporation Board.

(b)       Subject to applicable law, including any required regulatory approval, for each calendar year during the Employment Period, Executive shall be eligible to participate in an annual incentive bonus plan that by its terms provides financial awards that are no less in bonus value or greater in performance levels than plan terms offered to other senior executives of the Corporation, with award opportunities approved from year to year by the Corporation Board (“Incentive Compensation”). Threshold, target and maximum corporate performance levels shall be established by the Board of Directors of the Bank or the Corporation Board, as applicable, from year to year based on budget, earnings growth, profitability, asset quality, qualitative risk measures and such other performance metrics as either such board reasonably may determine and shall be outlined in the specific award opportunity. The performance measures for any given year shall be set no later than December 31st of the year preceding the performance year of Incentive Compensation eligibility. Entitlement to and payment of such Incentive Compensation is subject to the discretion and approval of the Corporation Board or the Board of Directors of the Bank, as applicable. Any Incentive Compensation earned shall be payable no later than March 15th of the year following the year in which the bonus is earned, in accordance with the Employer’s normal practices for the payment of short-term incentives. To be entitled to any payment of Incentive Compensation, Executive must be employed by the Employer on the last day of the applicable performance period. The payment of any Incentive Compensation shall be subject to any approvals or non-objections required by any regulator of the Employer, and the obligation to pay any such Incentive Compensation shall be rendered null and void to the extent the same is then prohibited by any applicable law or regulatory restriction.

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(c)       Executive will be eligible to participate in any stock option plan, restricted stock or long-term equity incentive plans offered by the Corporation, similar to that offered to other senior executives on terms consistent with Executive’s position with the Corporation.

(d)       Executive and Executive’s family shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs provided by the Corporation, to the extent applicable to similarly situated executives of the Corporation and subject to the terms, conditions and eligibility requirements (including any required premium payments or other costs) therefore as may be prescribed by the Corporation or set forth in the terms of such plans, practices, policies and programs from time to time.

(e)       During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Corporation Board. The Corporation shall not make any changes in any compensation or other plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(f)       Except as otherwise agreed between the Bank and the Corporation, the Executive’s compensation, benefits and severance set forth in this Agreement shall be paid by the Bank and the Corporation in the same proportion as the time and services actually expended by the Executive on the business of the Bank and the business of the Corporation, respectively, with any amounts paid by the Bank to be credited towards the obligations of the Corporation under this Agreement. For this purpose, the Executive shall maintain, and provide to the Corporation on at least a monthly basis, documentation of the time and expenses expended by the Executive on the business of each of the Bank and the Corporation. No provision contained in this Agreement shall require the Corporation to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Bank pursuant to this Agreement or the agreement of even date being entered into between the Bank and the Executive.

(g)       The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any clawback or compensation recovery policy as may be adopted from time to time by the Employer or under any applicable law (including any rule of any exchange or service through which the securities of the Corporation are then traded), including, but not limited to, the following circumstances:

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(i)       where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Corporation;

(ii)       where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(iii)       where Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iv)       if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or any recoupment policy, any such compensation properly identified by the Corporation by written notice. If Executive fails to return such compensation within the applicable time period, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive by the Corporation. The provisions of this subsection shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.       Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, automobile expenses, traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and policies as may be established by the Corporation Board. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.       Termination.

(a)       The Corporation shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)       In the event that the Executive’s employment is terminated for any reason, the Employer shall have no further obligations to the Executive or the Executive’s legal representatives under this Agreement, except as provided in Section 5(e) or (f), other than for (i) payment of his Base Salary and any Incentive Compensation accrued but unpaid as of the Date of Termination, (ii) reimbursement of expenses incurred, but unpaid, as of the Date of Termination, and (iii) amounts otherwise due and payable pursuant to the terms then in effect under any compensatory plan or practice in which the Executive is then a participant (the “Accrued Obligations”). The Accrued Obligations shall be payable in accordance with the Employer’s regular payroll practices or the terms of such compensatory plan or practice, as applicable.

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(c)       In the event that (i) the Executive’s employment is terminated by the Corporation for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, other than for payment of the Accrued Obligations.

(d)       In the event that the Executive’s employment is terminated as a result of Disability or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, other than for payment of the Accrued Obligations.

(e)       In the event that, outside of a Change in Control Window, (i) the Executive’s employment is terminated by the Employer for other than Cause, Disability or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall:

(A)       pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times that portion of his Base Salary paid by the Corporation, and

(B)       maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the continued participation of the Executive and his dependents in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Executive and his dependents were participating immediately prior to the Date of Termination, subject to compliance with Section 5(g) below.

(f)       In the event that within three (3) months prior to, concurrently with or twelve (12) months following a Change in Control (a “Change in Control Window”), (i) the Executive’s employment is terminated by the Employer for other than Cause, Disability or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable,

(A)       pay to the Executive, in a lump sum as of the Date of Termination (or if applicable, the later date of a Change in Control), a cash severance amount equal to three (3) times that portion of his Annual Compensation paid by the Corporation, and

(B)       maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the continued participation of the Executive and his dependents in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Executive and his dependents were participating immediately prior to the Date of Termination, subject to compliance with Section 5(g) below.

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(g)       Any insurance premiums payable by the Employer or any successors pursuant to this Section 5 shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; provided, however, that if the Executive’s participation in any group insurance plan is barred, the Employer shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the Date of Termination.

6.       Limitation of Benefits under Certain Circumstances.

(a)       If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or the Bank (“Covered Payments”), would constitute a “parachute payment” under Section 280G of the Code (“Parachute Payments”), then the Covered Payments payable by the Corporation shall be reduced by the minimum amount necessary so that no portion of the Covered Payments payable by the Corporation will constitute a Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate Covered Payments to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Employer, the determination of whether any reduction in such Covered Payments is required pursuant to the preceding sentence will be made at the expense of the Employer by independent accountants selected by the Corporation (the “Accountants”). In the event the Covered Payments are required to be reduced pursuant to this Section 6, the Covered Payments will be reduced by category in the following order: (i) reduction or elimination of cash severance benefits that are subject to Section 409A of the Code; (ii) reduction or elimination of cash severance benefits that are not subject to Section 409A of the Code; (iii) reduction or elimination of any remaining portion of the Covered Payments that are subject to Section 409A of the Code other than accelerated vesting of equity awards; (iv) reduction or elimination of any remaining portion of the Covered Payments that are not subject to Section 409A of the Code other than accelerated vesting of equity awards; (v) cancellation of accelerated vesting of performance-based equity awards; and (vi) cancellation of accelerated vesting of service-based equity awards. In the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting will be cancelled in the order that most benefits the Executive. Within each other category, cash severance benefits and other Covered Payments will be reduced pro rata based on the portion of cash severance benefits or other Covered Payments with respect to the Covered Payments, in each case beginning with the cash severance benefits or other Covered Payments that would otherwise be made latest in time; provided that in no event shall the cash portion of the Covered Payments be less than the amount of federal and state income tax withholding owed by the Executive with respect to the Covered Payments. Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

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(b)       Section 7 of this Agreement contains protective covenants of Executive to refrain from certain activities deemed harmful to the Employer for a set period of time in exchange for promises contained herein. If the Executive is deemed eligible to receive Covered Payments under this Agreement that could be subject to the Excise Tax, the Employer shall seek a valuation from the Accountants to determine the value of any such protective covenants and such amount shall be allocated to such arrangements and be excluded from treatment as a Parachute Payment. For the avoidance of doubt, it is the intention of this Agreement that the value assigned to any such protective covenants by the Accountants not be considered a Parachute Payment for purposes of this Section 6.

(c)       Any determination required under this Section 6 shall be made in writing in good faith by the Accountants. The Employer and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. For purposes of making the calculations and determinations required by this Section 6, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Accountants’ determinations shall be final and binding on the Employer and the Executive.

(d)       In the event that the provisions of Sections 280G and 4999 of the Code or any successor provisions are repealed without succession, this Section 6 shall be of no further force or effect.

7.       Protective Covenants. The Executive shall abide by and be bound by the following protective covenants:

(a)       The Corporation and Executive acknowledge that the Corporation shall disclose during the Employment Period, or has already disclosed, to Executive for use in Executive’s employment, and that during the Employment Period Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Corporation (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Corporation, and other proprietary documents, materials, or information indigenous to the Corporation, relating to its businesses and activities, or the manner in which the Corporation does business, which is valuable to the Corporation in conducting its business because the information is kept confidential and is not generally known to the Corporation’s competitors or to the general public (the “Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records, unless Executive causes the Confidential Information to become generally known or easily obtained from public sources or public records. To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets, without the Corporation’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Corporation. To the extent that the Confidential Information does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and for a period of two years following any voluntary or involuntary termination of employment, (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Corporation’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Corporation.

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(b)       Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request by the Corporation), Executive agrees to immediately return to the Corporation all property of the Corporation (including, without limitation, all documents, electronic files, records, computer drives or disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Executive created, used, possessed or maintained while working for the Corporation from whatever source and whenever created, including all reproductions or excerpts thereof.

(c)       During the Employment Period and for a period of twelve (12) months thereafter, Executive agrees not to, directly or indirectly, in the Territory, contact, solicit, divert, appropriate, or call upon, the customers, clients or tangible prospects (prospects recorded on a report by the Executive or the Bank either electronically or not) of the Bank, (i) to solicit such customers or clients or prospective customers or clients for a Competitive Business (including, without limitation, any Competitive Business started by Executive) or (ii) to otherwise encourage any such customer or client or prospective customer or client to discontinue, reduce, or adversely alter the amount of its business with the Bank, Executive acknowledges that, due to Executive’s relationship with the Bank, Executive will develop, or has developed, direct or indirect reports to Executive will develop, or have developed, special contacts and relationships with the Bank’s customers, clients and prospects, and that it would be unfair and harmful to the Bank if Executive took advantage of these relationships.

(d)       During the Employment Period and for a period of twelve (12) months thereafter, Executive covenants and agrees that Executive shall not, directly or indirectly : (i) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Corporation who performed work for the Corporation within the last six (6) months of Executive’s employment with the Corporation or who was otherwise engaged or employed with the Corporation at the time of said termination of employment of Executive or (ii) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Corporation, in either case until such employee or contractor has been terminated or separated from the Corporation for at least twelve (12) months.

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(e)       During the Employment Period and, unless (i) the Executive’s employment is terminated by the Corporation for Cause or (ii) the Executive terminates his employment hereunder other than for Good Reason, for a period of twelve (12) months thereafter, Executive covenants and agrees that Executive shall not, directly or indirectly, compete with the Bank, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent (5%), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory for or as a Competitive Business in the Territory, in a capacity identical or substantially similar to the capacity in which Executive served at the Bank.

(f)       During the Employment Period and for a period of twelve (12) months thereafter, the Corporation agrees that it will not issue any statement (written or oral) that could reasonably be perceived as disparaging to the Executive. During the Employment Period and for a period of twelve (12) months thereafter, the Executive agrees that he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Corporation or any person or entity that he reasonably should know is an affiliate of the Corporation.

(g)       It is understood and agreed by Executive that the Corporation and Executive have attempted to limit his right to compete only to the extent necessary to protect the Corporation from unfair competition. It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Corporation’s legitimate business interests, to protect the Corporation’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Corporation utilizing or taking advantage of) such business trade secrets and Confidential Information of the Corporation and those substantial contacts and relationships (including those with customers and employees of the Corporation) which Executive established due to his employment with the Corporation. Therefore, in addition to any other remedies, Executive agrees that any violation of the covenants in this Section 7 result in the immediate forfeiture of any remaining payment that otherwise is or may become due under this Agreement, if applicable. Executive further agrees that should he breach any of the covenants contained in this Section 7, no further amounts will be paid to Executive pursuant hereto and Executive shall repay to the Corporation any amounts previously received by Executive hereunder that are attributable to that portion of the payments paid for the period during which Executive was in breach of any of the covenants. The Corporation and Executive agree that all remedies available to the Corporation or Executive, as applicable, shall be cumulative. Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with the Corporation and the Corporation’s business, and Executive agrees to strictly abide by the terms hereof. If any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

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(h)       Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including but not limited to the Release, or other agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) Executive does not need the prior authorization of the Corporation to take any action described in subsection (i), and Executive is not required to notify the Corporation that he has taken any action described in subsection (i); and (iii) neither this Agreement nor any release signed by Executive limits Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (1) is made (y) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (z) solely for the purpose of reporting or investigating a suspected violation or law; or (2) is made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive is suing the Corporation for retaliation based on the reporting of a suspected violation, of law, he may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.

(i)       The Corporation or Executive shall have the right to apply to any court of competent jurisdiction for injunctive relief with respect to the enforcement of the covenants and agreements set forth in this Section 7. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Corporation or Executive are or may be entitled at law or in equity respecting this Agreement.

8.        Mitigation; Exclusivity of Benefits.

(a)       The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(e)(B) and 5(f)(B) above.

(b)       The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Corporation pursuant to employee benefit plans of the Corporation or the Bank or otherwise.

9.       Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation shall determine are required to be withheld pursuant to any applicable law or regulation.

10.       Section 409A.

(a)       This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Corporation nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

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(b)       Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Section 409A of the Code, any payments that are otherwise payable to the Executive within the first six (6) months following the Date of Termination, shall be suspended and paid as soon as practicable following the end of the six-month period following the Date of Termination if, immediately prior to the Executive’s termination, the Executive is determined to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of the Corporation (or any related “service recipient” within the meaning of Section 409A of the Code and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

(c)       The Corporation shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

11.       Legal Fees. If, after a Change in Control, it appears to Executive that (a) the Employer has failed to comply with any of its obligations under this Agreement, or (b) the Employer or any other person (other than Executive) has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to Executive hereunder (including any payment pursuant to Section 5 of this Agreement), the Employer irrevocably authorizes Executive from time to time to retain counsel of his choice, at the Employer’s expense, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any of its affiliated companies or any director, officer, shareholder, or other person affiliated with the Employer. Executive shall give the Employer notice within ten (10) days after retaining any such counsel. The fees and expenses of counsel selected from time to time by Executive as provided in this Section 11 shall be paid or reimbursed to Executive by the Employer, whether suit or an arbitration proceeding has been brought or not. The Employer’s obligation to pay Executive’s legal fees provided by this Section 11 operates separately from and in addition to any legal fee reimbursement obligation the Employer has with Executive under any separate severance or other agreement.

12.       Assignability. The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

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13.       Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:	Secretary Home Bancorp, Inc. 503 Kaliste Saloom Lafayette, Louisiana 70508

To the Executive:	John W. Bordelon At the address last appearing on the personnel records of the Employer

14.       Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Corporation Board to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

16.       Nature of Obligations. Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

17.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

19.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20.       Regulatory Actions and Prohibitions. The following provisions shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

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(a)       Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359 (collectively, the “Golden Parachute Restrictions”). In the event any such payments become due and payable under this Agreement at a time when such payments would constitute “golden parachute payments,” other than “golden parachute payments” for which the concurrence or consent of the appropriate federal banking agency has been received as contemplated by the Golden Parachute Restrictions, the obligation on the part of the Employer to make any such payments shall become null and void.

(b)       If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs pursuant to notice served under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e) and 1818(g)), the Corporation shall have the right to suspend all obligations of the Corporation under this Agreement as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation shall reinstate prospectively (in whole or in part) any of its obligations which were suspended.

(c)       If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under Section 8(e) or Section 8(g) of the FDIA (12 U.S.C. §§1818(e) and (g)), the Corporation shall have the right to terminate all obligations of the Corporation under this Agreement as of the effective date of such order, except for payment of the Accrued Obligations.

(d)       If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(e)       All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller of the Currency, or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller of the Currency, or his/her designee, at the time the Comptroller of the Currency or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller of the Currency to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(f)       Any payments suspended by operation of this Section 20 shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Corporation or as otherwise directed by such federal banking agency.

(g)       All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

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21.       Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

22.       Entire Agreement. This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein, including but not limited to the Prior Agreement, are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Bank and the Executive.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	HOME BANCORP, INC.

/s/ Daniel G. Guidry	By:	/s/ Michael P. Maraist
Daniel G. Guidry		Michael P. Maraist
Corporate Secretary		Chairman of the Board

EXECUTIVE

	By:	/s/ John W. Bordelon
John W. Bordelon

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